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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM N-8A


                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

            The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Alpine Series Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                              122 East 42nd Street
                              New York, NY 10168

Name and address of agent for service of process:

                              Samuel A. Lieber
                              Alpine Series Trust
                              122 East 42nd Street
                              New York, NY 10168

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

            Yes          X   No
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      Item 1.  Alpine Series Trust

      Item 2.  State of Organization: Delaware

               Date of Organization: June 5, 2001

      Item 3.  Form of Organization: Trust

      Item 4.  Classification of Registrant: Management Company

      Item 5.  (a) Open-End

               (b) Diversified
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      Item 6.  Investment Adviser:

               Alpine Management & Research, LLC
               122 East 42nd Street
               New York, New York  10168

               Subadviser:

               Saxon Woods Advisors, LLC
               2500 Westchester Avenue, Suite 109
               Purchase, NY  10577

      Item 7.  H. Guy Leibler, Trustee
               25 Cowdray Park Drive
               Greenwich, CT 06870

               Samuel A. Lieber, Trustee and President
               122 East 42nd Street
               New York, NY  10168

               Robert Gadsden, Secretary
               122 East 42nd Street
               New York, NY 10168

               Paul Rock, Assistant Treasurer
               Firstar Mutual Fund Services
               333 Mamaroneck Avenue
               P.O. Box 386
               White Plains, NY  10605

               Christine Gray, Treasurer
               Firstar Mutual Fund Services
               615 East Michigan Street
               Milwaukee, WI  53202

               John Wagner, Assistant Secretary
               Firstar Mutual Fund Services
               615 East Michigan Street
               Milwaukee, WI  53202

      Item 8.  Not applicable

      Item 9.  (a) No

               (b) Not applicable

               (c) Yes
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               (d) No

               (e) Not applicable

      Item 10. Not applicable

      Item 11. Registrant has not applied and does not intend to apply for a license to operate as a small business investment company.

      Item 12. Not applicable

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                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Purchase and State of New York on the 5th day of June, 2001.

                             Alpine Series Trust


                             By: /s/ H. Guy Leibler
                                 ------------------
                                 H. Guy Leibler
                                 Trustee

                             By: /s/ Samuel A. Lieber
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                                 Samuel A. Lieber
                                 Trustee